Exhibit 99.1

FA Email

Subject: CNL Growth Properties Announces Estimated 2016 Valuation Results

Distribution Date: Jan. 27, 2017

FOR BROKER-DEALER AND RIA USE ONLY.

Dear Financial Advisor:

On Jan. 24, 2017, the board of directors of CNL Growth Properties, Inc., established an updated estimated net asset value (NAV) of $5.01 per share of common stock as of Dec. 31, 2016 (2016 NAV), representing the fifth valuation of the company’s portfolio of assets. The estimated 2016 NAV of $5.01 per share compares to the revised estimated 2015 NAV of $4.00 per share. The estimated 2016 NAV of $5.01 per share is reflective of two liquidating distributions paid to shareholders in 2016 totaling $4.65 per share (see chart below). It is important to note that the board of directors made the decision to adjust for anticipated expenses and income that we expect to incur or earn related to the plan of dissolution that was approved by shareholders on Aug. 4, 2016. These figures are estimated NAVs and are based upon assumptions derived from restricted use real estate appraisals and are not based upon a market price achieved by investors. Therefore, these estimates cannot be used to calculate NAV investor returns. The company’s actual investment performance is generally unknown until the liquidation of the company is completed1.

Estimated revised 2015 NAV History and estimated 2016 NAV

NAV Per Share	Effective	Description
$10.70	February 9, 2015	2014 estimated NAV per share as of December 31, 2014
($1.30)	February 9, 2015	Distribution to shareholders

$9.40	February 9, 2015	Revised estimated NAV per share after distribution
($1.70)	December 15, 2015	Distribution to shareholders

$7.70	December 15, 2015	Revised estimated NAV per share after distribution
$8.65	December 31, 2015	2015 NAV as of December 31, 2015
($2.35)	August 24, 2016	Liquidating distribution to shareholders

$6.30	August 24, 2016	Revised estimated NAV per share after distribution
($2.30)	December 8, 2016	Liquidating distribution to shareholders

$4.00	December 8, 2016	Revised estimated NAV per share after distribution

$5.01	December 31, 2016	2016 NAV per share

Cash Distributions
$1.30	February 9, 2015	Distribution
$1.70	December 18, 2015	Distribution
$2.35	August 25, 2016	Liquidating Distribution
$2.30	December 2, 2016	Liquidating Distribution

$7.65	FOR ILLUSTRATION PURPOSES ONLY.

Key Facts

•	In determining the estimated 2016 NAV per share, the company engaged CBRE, Inc. Valuation & Advisory Services (CBRE), an independent appraisal firm to provide updated real estate appraisals for each of our remaining properties. CBRE is one of the world’s largest commercial real estate services and investment firms, and is familiar with our portfolio as they have provided appraisals for all of our previous valuations.

•	The valuation process utilized individual MAI property appraisals and generally aligns with methodologies prescribed by IPA Practice Guidelines 2013-01, Valuations of Publicly Registered Non-Listed REITs, which was issued by the IPA on April 29, 2013.[2]

•	Fourth quarter statements began mailing on or about Jan.13, 2017. Fourth quarter statements reflected the revised estimated 2015 NAV of $4.00 per share, as of Dec. 8, 2016, and not the estimated 2016 NAV of $5.01 per share.

•	A letter will be mailed to shareholders on or about Jan. 30, 2017, and the company will hold a webinar regarding the valuation for financial advisors and broker-dealers on Jan. 30, 2017, at 3:00 p.m. ET. Click here to register for the webinar, and dial 800-954-0653 for access.

For complete information about the NAV announcement, please read the Current Report on Form 8-K as filed on Jan. 26, 2017, with the SEC, or call CNL Client Services at 866-650-0650.

[1]	This valuation represents the estimated value per share and will likely change prior to the completion of the company’s liquidation. The estimated NAV per share is only an estimate and is based on a number of assumptions and estimates which may not be correct. Throughout the valuation process, the valuation committee, the company’s advisor and senior members of management reviewed, confirmed and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[2]	There is no assurance that the IPA Guidelines are acceptable to the SEC, FINRA or under ERISA for compliance with reporting requirements.

FOR BROKER-DEALER AND RIA USE ONLY.

See SEC filings or offering documents for complete details. This information is derived from CNL Growth Properties’ public filings and does not replace or supersede any information provided therein. Forward-looking statements are based on current expectations and may be identified by words such as “believes,” “anticipates,” “expects,” “may,” “could” and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties that are beyond CNL Growth Properties ability to control or accurately predict. Financial advisors should not place undue reliance on forward-looking statements.

© 2017 CNL Intellectual Properties, Inc. All Rights Reserved. CNL® and the Squares Within Squares design trademarks are used under license from CNL Intellectual Properties, Inc.

CGP-0117-00162-001-BD